Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HAMILTON BEACH BRANDS HOLDING COMPANY

1. The name of this corporation (the “Corporation”) on the date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on January 18, 1988 was Housewares Holding Company. The present name of the Corporation is Hamilton Beach Brands Holding Company.

2. An amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 13, 2017.

3. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with the provisions of Sections 242 and 245 (and by the sole stockholder of the Corporation in accordance with Section 228) of the General Corporation Law of the State of Delaware (the “DGCL”) and the certificate of incorporation of the Corporation as heretofore amended and restated, is hereby further amended and restated so as to read in its entirety as follows.

ARTICLE I

The name of the Corporation is Hamilton Beach Brands Holding Company.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. Authorized Capital Stock. The Corporation is authorized to issue three classes of capital stock, designated as Preferred Stock (as defined below), Class A Common Stock (as defined below) and Class B Common Stock (as defined below). The total number of shares of capital stock that the Corporation is authorized to issue is 105 million, consisting of 5 million shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), 70 million shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and 30 million shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”).

Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of Common Stock, par value $1.00 per share (the “Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Time shall automatically be reclassified into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (the “Reclassification”). From and after the Effective Time, any certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall be deemed to represent the shares of Class A Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to the Reclassification.

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance thereof the number of shares to be included in any such series and the designation, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of such series. The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

1. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

2. the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

3. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

4. whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

5. the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

6. the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

7. the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

8. the provisions, if any, of a sinking fund applicable to such series; and

9. any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series;

all as may be determined from time to time by the Board of Directors and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3. Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and Class B Common Stock are as follows:

1. Subject to the provisions of paragraph 6 of this Article IV, Section 3, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

2. Subject to the rights of the holders of any series of Preferred Stock then outstanding, in the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation shall be divided among and paid ratably, in accordance with the number of shares of Class A Common Stock and Class B Common Stock held by each such holder, to the holders of Class A Common Stock and Class B Common Stock.

3. Subject to the rights of the holders of any series of Preferred Stock then outstanding, on all matters presented to stockholders, every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock held by such holder and every holder of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock held by such holder.

4. (a) Subject to paragraph 8 of this Article IV, Section 3, the Corporation may issue shares of Class B Common Stock to any person. In connection with the spin-off of the Corporation, as contemplated by that certain Separation Agreement, between NACCO Industries, Inc., a Delaware corporation (“NACCO”), and the Corporation, NACCO may distribute the shares of Class B Common Stock held by NACCO to NACCO stockholders (the “Spin-Off”) as of the record date for the Spin-Off (the “Record Date”). After the distribution of Class B Common Stock by NACCO to its stockholders, no person holding shares of Class B Common Stock (a “Class B Holder”) may transfer, directly or indirectly, record or beneficial ownership of, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted

Transferee of such Class B Holder, which term shall have the following meanings (inclusive of each other):

(i) In the case of the Class B Holder who is a person holding beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) to the extent such person is a natural person, a lineal descendant of a great, great, great, great grandparent of such Class B Holder, (B) to the extent such person is a natural person, a spouse of a lineal descendant of a great, great, great, great grandparent of such Class B Holder, (C) to the extent such person is a natural person, a spouse of a lineal descendant of a great, great, great, great grandparent of such Class B Holder’s spouse, (D) to the extent such person is a natural person, a lineal descendant of any spouse of a lineal descendant of a great, great, great, great grandparent of such Class B Holder, (E) a trust (including without limitation a voting trust) for the benefit of one or more such Class B Holders or any Permitted Transferee of such Class B Holder, and any organization contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a “Charitable Organization”), provided that such trust may grant a general or special power of appointment to such Class B Holder or any Permitted Transferee of such Class B Holder and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class B Holder or any Permitted Transferee of such Class B Holder payable by reason of the death of such Class B Holder or Permitted Transferee of such Class B Holder, (F) a Charitable Organization established by one or more such Class B Holders or any Permitted Transferee of such Class B Holder, (G) a corporation, all of the stockholders of which are, or a partnership, all of the partners of which are, or a limited liability company, all of the members of which are, one or more such Class B Holders or any Permitted Transferee of such Class B Holder, and (H) any person with respect to whom such Class B Holder would be a Permitted Transferee if such person desired to transfer shares of Class B Common Stock to such Class B Holder.

(ii) In the case of a Class B Holder holding beneficial ownership of the shares of Class B Common Stock in question pursuant to a trust, “Permitted Transferee” means (A) the person or persons who established such trust, (B) any person as of the Record Date to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise, and (C) a Permitted Transferee of any such person described in subclause (A) or (B) of this clause (ii).

(iii) In the case of a Class B Holder holding record (but not beneficial) ownership of the shares of Class B Common Stock in question as nominee for the person who was the beneficial owner thereof on the

Record Date, “Permitted Transferee” means such beneficial owner and any Permitted Transferee of such beneficial owner; provided, however, that such Class B Holder holding record (but not beneficial) ownership of the shares of Class B Common Stock as nominee may transfer record (but not beneficial) ownership of such shares of Class B Common Stock to another nominee so long as the beneficial owner or beneficial owners of such shares of Class B Common Stock does not change as a result of such transfer.

(iv) In the case of a Class B Holder that is a partnership holding beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) any partner of such partnership, provided that such partner was a partner of such partnership on the Record Date or is a Permitted Transferee of at least one partner who was a partner of such partnership on the Record Date and (B) the Class B Holders who or that transferred the Class B Common Stock to such partnership and any Permitted Transferee of such Class B Holder who or that transferred the Class B Common Stock to said partnership.

(v) In the case of a Class B Holder that is a corporation holding beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) any stockholder of such corporation, provided that such stockholder was a stockholder of such corporation on the Record Date or is a Permitted Transferee of at least one stockholder who was a stockholder of such corporation on the Record Date, (B) the survivor of a merger or consolidation of such corporation, provided that each equity holder of each other legal entity that is a party to such merger or consolidation is, at the time of such merger or consolidation, a stockholder of such corporation or a Permitted Transferee of at least one stockholder of such corporation, and (C) the Class B Holders who or that transferred the Class B Common Stock to such corporation and any Permitted Transferee of such Class B Holder who or that transferred the Class B Common Stock to such corporation.

(vi) In the case of a Class B Holder that is a limited liability company holding beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means (A) any member of such limited liability company, provided that such member was a member of such limited liability company on the Record Date or is a Permitted Transferee of at least one member who was a member of such limited liability company on the Record Date, (B) the survivor of a merger or consolidation of such limited liability company, provided that each equity holder of each other legal entity that is a party to such merger or consolidation is, at the time of such merger or consolidation, a member of such limited liability company or a Permitted Transferee of at least one member of such limited liability company and (C) the Class B Holders who or that transferred the Class B Common Stock to such limited liability company and any Permitted Transferee of such Class B Holder who or that transferred the Class B Common Stock to said limited liability company.

(vii) In the case of a Class B Holder that is a Charitable Organization holding beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means the Class B Holder who or that transferred the shares of Class B Common Stock to such Charitable Organization and any Permitted Transferee of such Class B Holder.

(viii) In the case of a Class B Holder that is the estate of a deceased or incompetent Class B Holder, or that is the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, incompetent, bankrupt or insolvent Class B Holder, as the case may be, holds beneficial ownership of the shares of Class B Common Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, incompetent, bankrupt or insolvent Class B Holder as determined pursuant to this paragraph 4(a), as the case may be.

(ix) In all events, the Corporation is a Permitted Transferee of Class B Common Stock of any Class B Holder.

(b) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Class B Holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph 4. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Class A Common Stock, as the pledgee may elect.

(c) For purposes of this paragraph 4:

(i) The relationship of any person that is derived by or through legal adoption prior to age 18 shall be considered a natural one.

(ii) The term “spouse” shall include a widow or widower.

(iii) Each joint owner of shares of Class B Common Stock shall be considered a “Class B Holder” of such shares.

(iv) Each great, great, great, great grandparent of any joint owner of shares of Class B Common Stock in question shall be considered a great, great, great, great grandparent of all joint owners of such shares.

(v) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(vi) Unless otherwise specified, the term “person” means both natural and legal entities.

(vii) The term “natural person” in Article IV, Section 3, paragraph 4(a)(i) shall include the estate of such natural person in the event such natural person dies or becomes incompetent, bankrupt or insolvent.

(d) Any purported transfer of shares of Class B Common Stock not permitted hereunder shall be void and of no effect and the purported transferee shall have no rights as stockholder of the Corporation and no other right against or with respect to the Corporation. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. The Corporation shall note in a written statement with respect to, or on the certificates for, shares of Class B Common Stock (or in the case of uncertificated shares of Class B Common Stock, on the written notice sent pursuant to Section 151(f) of the DGCL) the restrictions on transfer and registration of transfer imposed by this paragraph 4.

5. (a) Each share of Class B Common Stock may at any time be converted into one fully paid and nonassessable share of Class A Common Stock. Such right shall be exercised by the delivery to the Corporation at any time during normal business hours at the principal executive offices of the Corporation, or if an agent for the registration of transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”) then at the office of the Transfer Agent, of a written notice of the election by the holder thereof to convert such share of Class B Common Stock and (if so required by the Corporation or the Transfer Agent) instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (e) below, accompanied by the certificate, if any, representing such share of Class B Common Stock.

(b) As promptly as practicable after the (i) delivery of the notice of election to convert shares of Class B Common Stock and the related documentation as contemplated by and in the manner provided in subparagraph

(a) above, (ii) if applicable, surrender for conversion of a certificate representing such shares in the manner provided in subparagraph (a) above, and (iii) payment in cash of any amount required by the provisions of subparagraphs (a) and (e), the Corporation shall deliver or cause to be delivered to the office of the Transfer Agent upon the written order of the holder of such shares uncertificated shares, or upon request, a certificate or certificates, representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the last to occur of (i), (ii) and (iii) above, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time; provided, however, that any such delivery, surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names shares of Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

(c) No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock, provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation’s default in payment of the dividend due on such date.

(d) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery. The

Corporation covenants that all shares of Class A Common Stock will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.

(e) The issuance of shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such shares are to be issued in a name other than that of the holder of the shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

6. Each share of Class A Common Stock and Class B Common Stock shall be equal in respect of rights to dividends and other distributions in cash, stock or property of the Corporation, provided that in the case of dividends or other distributions payable in stock of the Corporation, including distributions pursuant to stock split-ups or divisions of stock of the Corporation which occur after the date of the Spin-Off, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock, and provided, further, that in the case of any other distribution of stock of any subsidiary of the Corporation that occurs after the date of the Spin-Off, shares of Class A common stock of such subsidiary may be distributed with respect to Class A Common Stock and shares of Class B common stock of such subsidiary may be distributed with respect to Class B Common Stock.

7. In case of any consolidation, merger or sale of all or substantially all of the assets of the Corporation as a result of which stockholders of the Corporation shall be entitled to receive cash, stock, other securities or other property with respect to or in exchange for their stock of the Corporation, each holder of Class A Common Stock and Class B Common Stock shall be entitled to receive (A) an equal amount of consideration, (B) the same form of consideration, and (C) voting rights, in each case, for each share of Class A Common Stock or Class B Common Stock held by such holder.

8. Except as otherwise provided in paragraph 6 of this Article IV, Section 3, and except as otherwise approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock (as defined below) voting together as a single class, the Corporation shall not issue additional shares of Class B Common Stock after the date of the Spin-Off and all shares of Class B Common Stock surrendered for conversion or otherwise acquired by the Corporation shall be retired.

9. The number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Voting Stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

10. (a) Except as otherwise provided by the Board of Directors, no stockholder of the Corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board of Directors in its absolute discretion may deem advisable.

(b) Authority is hereby expressly granted to the Board of Directors from time to time to issue any authorized but unissued shares of Class A Common Stock for such consideration (but not less than par value) and on such terms as it may determine.

11. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claims to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

Section 1. Number, Election and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the authorized number of Directors shall be determined from time to time only by a vote of a majority of the total number of Directors then in office. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders, except as the Board of Directors may otherwise determine.

Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Corporation.

Section 3. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders with or without cause and only in the manner provided in this Article V, Section 3. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors with or without cause.

Section 4. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article V. The amendment or repeal of, or the adoption of any provision inconsistent with, this Article V must be made by written ballot.

ARTICLE VI

The Board of Directors may make, amend and repeal the Bylaws of the Corporation. Any Bylaw made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Article I, Sections 1, 3 and 8, Article II, Sections 1, 2, 3 and 4 and Article VII of the Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class. The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock:

(a) any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders; and

(b) special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Corporation or (ii) the Secretary of the Corporation within ten (10) calendar days after the Secretary receives the written request of a majority of the total number of Directors then in office.

At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

ARTICLE VIII

To the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect, no member of the Board of Directors shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to any acts or omissions in the performance of his or her duties as a member of the Board of Directors. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any member of the Board of Directors for or with respect to any acts or omissions of such member occurring prior to such amendment or repeal.

ARTICLE IX

Section 1. Right to Indemnification. The Corporation shall indemnify to the fullest extent permitted or required by the General Corporation Law of the State of Delaware any current or former director or officer of the Corporation who is made, or threatened to be made, a party to or is otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation) (collectively, a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or an administrator or fiduciary with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as an administrator or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (or comparable non-U.S. law) excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. No amendment to this Article IX that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person.

Section 2. Right to Advancement of Expenses. The rights granted under Section 1 of this Article IX shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if the General Corporation Law of the State of Delaware so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 3. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or an administrator or fiduciary with respect to any employee benefit plan to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 4. Non-Exclusivity of Rights. Any indemnification or advancement of expenses made pursuant to this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

[signature appears on the following page]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Dana B. Sykes, its Vice President, General Counsel and Secretary, this 21st day of September, 2017.

By:	/s/ Dana Sykes
Dana B. Sykes
Vice President, General Counsel and Secretary